Exhibit 2(n)(1)

[DECHERT LLP LETTERHEAD]

June 24, 2014

Voya Prime Rate Trust

7337 East Doubletree Ranch Road

Scottsdale, Arizona  85258-2034

Re:          Voya Prime Rate Trust
SEC File Nos. 333-180985, 811-05410

Dear Ladies and Gentleman:

We hereby consent to all references to our firm in Post-Effective Amendment No. 4 to the Registration Statement of Voya Prime Rate Trust (formerly, ING Prime Rate Trust).  In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP